Exhibit 5

VERRILL DANA LLP

One Portland Square, Floor 10, Portland, ME 04101

November 12, 2026

ImmuCell Corporation

56 Evergreen Drive

Portland, ME 04103

Re: 2025 Stock Option and Incentive Plan; Stock Option Agreement dated September 16, 2025

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 725,983 shares of common stock (the “Shares”) of ImmuCell Corporation, a Delaware corporation (the “Company”), consisting of 650,000 shares issuable under the Company’s 2025 Stock Option and Incentive Plan (the “Plan”) and 75,983 shares issuable under the Non-Qualified Stock Option Agreement dated as of September 16, 2025 between the Company and Mr. te Boekhorst (the “Inducement Option Agreement”).

We have examined the Certificate of Incorporation and By-laws of the Company, each as amended to date, the Plan, the Inducement Option Agreement, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan or the Inducement Option Agreement, as applicable, the Shares will be validly issued, fully paid, and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Verrill Dana LLP